                          CONCORD MILESTONE PLUS, L.P.
                             200 Congress Park Drive
                                    Suite 205
                           Delray Beach, Florida 33445

April 25, 2007

Dear Investor:

     On April 11, 2007, MPF-NY 2007, LLC; MPF Badger Acquisition Co., LLC; SCM
Special Fund, LLC; Moraga Gold, LLC; MPF Flagship Fund 10, LLC; MPF DeWaay
Premier Fund 2, LLC; MPF Flagship Fund 12, LLC; MPF DeWaay Premier Fund 4, LLC
and MPF Special Fund 8, LLC (collectively, the "Purchasers") disclosed in a
Tender Offer Statement on Schedule TO an offer (the "Tender Offer") to purchase up to 303,760 Equity Units of Limited Partnership Interest of Concord Milestone
Plus, L.P. (the "Partnership"), each of which is comprised of one Class A
Interest and One Class B Interest (an "Equity Unit"), for a purchase price of
$9.05 per Equity Unit, subject to deductions for certain distributions. The
Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender
Offer.

     Enclosed please find the Schedule 14D-9 filed by the Partnership with the
Securities and Exchange Commission on April 25, 2007 (the "14D-9") in response to the Tender Offer. The 14D-9 contains certain information about: (a) the
Partnership and the Equity Units; (b) the Purchasers; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and
(i) the Partnership's executive officers or directors, and (ii) the Purchasers and their executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral; and (e) additional information regarding the Tender Offer.

     You are urged to read all the materials carefully, including any Tender
Offer materials sent to you by the Purchasers, and to consider all the factors set forth therein before making a decision with respect to the Tender Offer.

                                    Sincerely,

                                    CM PLUS CORPORATION, General Partner

                                    /s/ Leonard S. Mandor

                                    Leonard S. Mandor
                                    President